Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Oct. 10, 2006
COURT GIVES FINAL APPROVAL FOR
PEABODY ENERGY PURCHASE OF EXCEL COAL
ST. LOUIS, Oct. 10 - Peabody Energy (NYSE: BTU) announced today that the Federal Court of Australia has formally approved Peabody’s acquisition of Excel Coal. Excel shareholders overwhelmingly approved the sale to Peabody last week, clearing the way for Peabody to assume management of the company on Oct. 11.
     “We can now move with full speed to implement a seamless integration of Excel’s high-quality assets and people into Peabody’s organization,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “With the new operations and late-stage growth projects, we look forward to tripling our Australian production at a time when demand from the world’s largest coal exporting country is growing dramatically.”
     Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Oct. 10, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.